                                                                EXHIBIT 99(3)(a)

                             AMENDED AND RESTATED
                            DISTRIBUTION AGREEMENT
                                    BETWEEN
                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                                      AND
                   AMERICAN GENERAL SECURITIES INCORPORATED


THIS AMENDED AND RESTATED DISTRIBUTION AGREEMENT (this "Agreement") is made by and between AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas corporation (the "Company") and AMERICAN GENERAL SECURITIES INCORPORATED, a Texas corporation ("AGSI" or "Distributor").


                                 RECITALS:

WHEREAS, Company and AGSI have previously entered into a Distribution Agreement (the Distribution Agreement, as amended by that certain First Amendment dated effective as of March 2, 1998 is hereinafter called the "Prior Distribution Agreement") designed for the promotion by AGSI of the sale of AGL's variable annuity and variable life insurance contracts ; and

WHEREAS, the parties now desire to restate the terms of the Prior Distribution Agreement and to amend the same to provide a revised schedule of compensation for each of AGL's variable annuity and variable life insurance contracts offered by AGL and promoted by AGSI, as set forth in the Agreement;

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

FIRST: The Company hereby grants AGSI a non-exclusive right to promote the sale of the Company's variable life insurance policies and certificates and variable annuity contracts and certificates, as applicable, listed on Schedule A attached hereto and made a part hereof (the "Contracts") to the public through investment dealers which are members of the National Association of Securities Dealers, Inc. (or exempt from such registration) in U. S. states where the Company is licensed. The Company and AGSI agree that upon thirty (30) days written notice to AGSI by the Company, the Company may revise Schedule A to include additional registered products of the Company; provided, however, that AGSI shall have the right to reject such revisions to Schedule A, by so advising the Company in writing within such thirty (30) days notice period.

SECOND: AGSI hereby accepts the grant made herein for the sale of the Contracts and agrees that it will use its best efforts to promote the sale of such Contracts; provided, however, that:


     A. AGSI may, and when requested by the Company, shall suspend its efforts to promote the sale of the Contracts at any time AGSI or the Company believes sales should be suspended because of market conditions, other economic considerations, or other circumstances of any kind; and
     B. The Company may withdraw the offering of the Contracts at any time.

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THIRD:  The Company shall bear:


     A. The expenses of printing and distributing registration statements and prospectuses of the Separate Account and the Contracts;

     B. The expenses of state and federal qualification of such contracts for sale in connection with such offerings;

     C. All legal expenses in connection with the foregoing; and

     D. Any other expenses which may be deemed mutually appropriate.


FOURTH: The solicitation of the Contracts shall be made by investment dealers or their sales representatives who are also life insurance and variable contract licensed agents appointed to represent the Company.

AGSI shall bear such costs of obtaining insurance department licenses and appointment fees for registered representatives as may be mutually agreed upon between the parties hereto from time to time. For its costs in the promotion of the sale of the Contracts, including its administrative and ministerial costs, AGSI shall receive the percentage of gross purchase payments received by the Company or of the accumulation value held by the Company, as indicated in Schedule A.

FIFTH: The Company agrees to maintain all books and records in connection with the sale of the Contracts on behalf of AGSI in conformity with the requirements of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, to the extent that such requirements are applicable to the Contracts.

SIXTH: A transaction statement for each purchase payment for a Contract will be sent to the Contract owner by the Company as required. The transaction statement will reflect the facts of the transaction.

SEVENTH: The Company and AGSI shall each comply with all applicable federal and state laws, rules, and regulations governing the issuance and sale of the Contracts.

EIGHTH: The Company agrees to indemnify AGSI against any and all claims, liabilities, and expenses which AGSI may incur due to any alleged untrue statements of a material fact, or any alleged omission to state a material fact in the registration statement or prospectus of the Company's Separate Account(s) used in connection with the offering and sale of the Contracts. AGSI agrees to indemnify the Company against any and all claims, demands, liabilities, and expenses which the Company may incur arising out of or based upon any act of an employee of AGSI.

NINTH: Nothing contained herein shall require the Company or AGSI to take any action contrary to any provision of its charter or any applicable statutes, regulation, or rule of the National Association of Securities Dealers, Inc.

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TENTH:  This Agreement shall supersede all prior agreements of the parties, whether written or oral, with respect to sale of the Contracts issued on or after the effective date of this Agreement.

ELEVENTH: This Agreement shall become effective as of October 15, 1998, and shall continue in force and effect from year to year thereafter.

TWELFTH: This Agreement may be terminated at any time by either party, without the payment of any penalty, upon thirty (30) days prior notice in writing to the other party.

THIRTEENTH: This Agreement shall be binding upon the successors and assigns of the parties hereto.

FOURTEENTH: Any notice under this Agreement shall be in writing addressed, delivered, or mailed, postage paid, to the other party at such address as such other party may designate for the receipt of such notices.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate.


AMERICAN GENERAL LIFE INSURANCE COMPANY




By:  /s/ Don M. Ward                            Date:   01/04/99
   ----------------------------                      ------------------------
   Don M. Ward, Senior Vice President-
   Variable Contracts


AMERICAN GENERAL SECURITIES INCORPORATED



By   /s/ F. Paul Kovach                         Date:   01/05/99
     ------------------                              ------------------------
     F. Paul Kovach, President


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                                 SCHEDULE A


This Schedule A governs the compensation to be paid by Company in connection with the Contracts identified below, issued in accordance with this Agreement. The compensation set forth below shall be paid semi-monthly unless otherwise agreed to in writing signed by Company and AGSI. All capitalized terms not otherwise defined below shall have the same meaning as in this Agreement or as in the Contracts, as applicable.


1. SELECT RESERVE(SM) FLEXIBLE PAYMENT VARIABLE AND FIXED INDIVIDUAL DEFERRED ANNUITY, FORM NO. 97505 (EFFECTIVE OCTOBER 15, 1998 THROUGH DECEMBER 27,
   1998):




   . SCHEDULE 1:  Payable to Broker-Dealer:


                  1.9040% of all Purchase Payments received, plus
                  0.09504% Trail Commission commencing at the end of the 12th month after receipt of the initial Purchase Payment.

                  Payable to Distributor:

                  0.0960% of all Purchase Payments received, plus
                  0.00496% Trail Commission commencing at the end of the 12th month after receipt of the initial Purchase Payment.



   . SCHEDULE 2:  Payable to Broker-Dealer:

                  0.38100% of all Purchase Payments received, plus
                  0.38016% Trail Commission commencing at the end of the 12th month after receipt of the initial Purchase Payment.

                  Payable to Distributor:

                  0.0190% of all Purchase Payments received, plus
                  0.01984% Trail Commission commencing at the end of the 12th month after receipt of the initial Purchase Payment.

   As used above, the term "Trail Commission" refers to an amount equal to an annual percentage of the Contract Account Value. Trail Commissions will be initially calculated as of the date specified above. Once commenced, Trail Commission shall be computed on each quarterly Contract anniversary by multiplying 0.025% in the case of Schedule 1, and 0.100% in the case of
   Schedule 2, by the Contract Account Value computed on each quarterly Contract anniversary. Trail Commissions shall be paid at the calendar quarter end which follows the computation of the trail commission. The Trail Commissions will continue until annuitization, surrender, or death which requires distribution of the Contract Account Value.


2. SELECT RESERVE(SM) FLEXIBLE PAYMENT VARIABLE AND FIXED INDIVIDUAL DEFERRED ANNUITY, FORM NO. 97505 (EFFECTIVE DECEMBER 27, 1998, SCHEDULES 1 AND 2 ABOVE ARE REPLACED WITH THE FOLLOWING):


          Payable to Broker-Dealer:  0%

          Payable to Distributor:    0%


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3.  PLATINUM INVESTOR I(SM) FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES,
    FORM NO. 97600:

          Payable to Broker-Dealer:

          90% of premiums paid in the first Policy year, up to target; 4% of premiums not in excess of target paid in Policy years 2-10; 2.5% of all premiums in excess of target paid in years 1-10; 0.25% annually of all Policies' accumulation value (reduced by any outstanding loans) in Policy years 11+.

          Payable to Distributor:  0%

4. PLATINUM INVESTOR II (SM) FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES, FORM NO. 97610:

          Payable to Broker-Dealer:

          20% of all premiums paid in the first Policy year up to target; 12% of all premiums not in excess of target paid in Policy years 2-7; 2.5% on all premiums in excess of the target amount received in Policy years 1-7; 0.25% of all Policies' accumulation value (reduced by any outstanding loans) in Policy years 8+

          Payable to Distributor:  0%

5.   LEGACY PLUS(SM) VARIABLE LIFE INSURANCE POLICIES, FORM NO. 98615:

          Payable to Broker-Dealer:

          2.5% of the Policy's accumulation value (reduced by any outstanding loan) in Policy year 1 paid at the end of each of the first four quarters at the rate of 0.625% per quarter, plus 1.0% Trail Commission commencing at the end of the first quarter of Policy year 2 through the last quarter of year 10, plus 0.50% Trail Commission at the end of the first quarter of Policy year 11 through the last quarter of year 20, plus 0.25% Trail Commission commencing at the end of the first quarter of Policy year 21 and each quarter thereafter.

          As used above, the term "Trail Commission" refers to an amount equal to an annual percentage of the Contract Account Value. Trail Commissions will be initially calculated as of the date specified above. Once commenced, Trail Commission shall be computed on each quarterly Contract anniversary by multiplying the rate below by the Contract Account Value computed on each quarterly Contract anniversary.

               Trail Commission Quarterly Rates
               Year 2 through 10 - 0.25%
               Years 11 through 20 - 0.125%
               Years 21 and thereafter - 0.0625%

          Trail Commissions shall be paid at the calendar quarter end which follows the computation of the Trail Commission. The Trail Commission will continue until annuitization, surrender, or death which requires distribution of the Contract Account Value.

          Payable to Distributor:    0%

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